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                                                                    Exhibit 10.4

                              AMENDED AND RESTATED
                 FIFTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
               PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. PURPOSE

The purpose of this Amended and Restated Fifth Supplemental Annual Benefit Determination (the "Determination"), which is effective as of February 7, 2006, is to provide security for the payment of the Supplemental Pensions of certain designated Participants under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan and the Determinations thereunder (collectively, the "SERP").

ARTICLE II. DEFINITIONS

As used herein, words and phrases shall have such meanings as are set forth in the SERP, the VF Corporation Pension Plan ("Pension Plan"), the VF Executive Deferred Savings Plan ("Executive Deferred Savings Plan") and those agreements between VF Corporation ("Corporation") and certain Executives of the Corporation providing for severance benefits upon employment termination in connection with a "change in control" of the Corporation (the "Change in Control Agreements"). "Committee" shall mean the Compensation Committee of the Board of Directors of the Corporation.

ARTICLE III. SECURING PAYMENT OF THE SUPPLEMENTAL PENSION

The Corporation shall, immediately upon and at all times following the occurrence of a change in control of the Corporation (as defined in Paragraph 2 of the Participant's Change in Control Agreement and/or Section I-4 of the Executive Deferred Savings Plan), either provide security for or fund the payment of the Supplemental Pensions described in the First, Second, Third and Seventh Supplemental Annual Benefit Determinations. The Corporation shall be obligated to fund or secure such Supplemental Pension Benefits in all events and, if possible, the security or funding shall be made in a form that will not cause such amounts to be includable in the Participant's gross income for federal income tax purposes until the taxable year or years in which such amounts are paid to the Participant under the terms of the SERP (e.g., a standby letter of credit, funded irrevocable trust, etc.). The Corporation may cease to provide the security or funding required hereunder with respect to a Participant upon the occurrence of either of the following: (1) the Participant shall have been paid his Supplemental Pension in full or (2) the Board of Directors of the Corporation shall have adopted a resolution declaring the change in control ineffective as provided in Paragraph 2 of the Participant's Change in Control Agreement and/or Section I-4 of the Executive Deferred Savings Plan.

ARTICLE IV. ELECTION TO RECEIVE SUPPLEMENTAL PENSION BENEFIT IN A LUMP SUM AFTER A CHANGE IN CONTROL

          (a) Benefits Not Subject to Code Section 409A. This Article IV(a) shall apply solely to the portion of a Participant's Supplemental Pension which is not subject to the requirements of Section 409A of the Code. Following the occurrence of a change in control of

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the Corporation, each Participant who is eligible to receive a Supplemental
Pension under the First, Second, Third or Seventh Supplemental Annual Benefit Determination (or such Participant's Beneficiary(ies), if applicable) shall be entitled to elect to receive the actuarial present value of such Participant's Supplemental Pension in a lump sum payment payable 5 days from the date such written election is mailed to the Corporation's secretary.

          (b) Benefits Subject to Code Section 409A. This Article IV(b) shall apply solely to the portion of a Participant's Supplemental Pension which is subject to the requirements of Section 409A of the Code. Following the occurrence of a Change of Control (as defined in Section 2.04 of the SERP), each Participant who is eligible to receive a Supplemental Pension under the First, Second, Third or Seventh Supplemental Annual Benefit Determination (or such Participant's Beneficiary(ies), if applicable) shall receive the actuarial present value of such Participant's Supplemental Pension in a lump sum cash payment payable 5 days after the date the Participant becomes eligible to receive the Supplemental Pension pursuant to the terms of the First, Second, Third or Seventh Determination (as applicable); provided, however, that in the case of a Participant who is a "specified employee" within the meaning of
Section 409A(a)(2)(B)(i) of the Code, payment of such Participant's Supplemental Pension shall not be made until the date which is six months after the date of the Participant's separation from service (or, if earlier, the date of death of the Participant).

          (c) Present Value Calculation. The following assumptions shall be used in calculating any such lump sum payment:

               (i) under Article IV(a), an interest rate of 6%, and a life expectancy equal to the difference between (1) 85 and (2) the Participant's whole number age at the time of Participant's termination of employment; and

               (ii) under Article IV(b), an interest rate equal to the yield for the Moody's Aa corporate bond index as of the last business day preceding the beginning of the calendar quarter in which the lump sum payment is to be made (or would be made except for the Participant's "specified employee" status), and the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.

ARTICLE V. PARTICIPANTS

The Committee designates as a Participant for purposes of this Determination any Executive who is a Participant under the First, Second, Third or Seventh Supplemental Annual Benefit Determination.

ARTICLE VI. ADOPTION

This Determination was originally approved and adopted by the Board of Directors of the Corporation on February 13, 1990, and amended by the Corporation on August 17, 1993, effective as of February 1, 1992, as authorized by the Board of Directors on December 3, 1991. This Determination was amended and restated by the Board of Directors on and effective as of February 7, 2006, in order (i) to preserve the favorable tax treatment available to benefits earned and vested under the Determination on or before December 31, 2004 in view of the enactment of Section 409A of the Code and the issuance of regulations thereunder by the Department of the


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Treasury, and (ii) with respect to all other benefits earned under the
Determination, to comply with the requirements of Section 409A and the regulations thereunder. The Board of Directors reserves the right to amend the Determination, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.


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